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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

  Chiquita Emerges From Pre-Arranged Chapter 11 With Solid Financial Structure

CINCINNATI, OHIO, March 19, 2002-- Chiquita Brands International, Inc. announced today that it has emerged from its Pre-Arranged Chapter 11 restructuring as a healthy company with a solid financial structure. Today, the Company's Plan of Reorganization went into effect, only 111 days after its filing. The Plan had received overwhelming approval from all classes of the Company's security holders and had been confirmed by the Court on March 8.

Under the Plan, the Company is issuing 40 million shares of new common stock,
13.3 million warrants for the purchase of new common stock, and $250 million of new 10.56% Senior Notes, all of which will begin trading on the New York Stock Exchange tomorrow, March 20. As stipulated in the Plan, Chiquita's new securities replace all prior public debt and equity securities issued by the Company. The Plan put into effect today has reduced the Company's debt and accrued interest by more than $700 million and its annual interest expense by about $60 million. Chiquita's other creditors and its assets, strategy and ongoing operations have been unaffected by the Chapter 11 process.

Holders of Chiquita's old senior notes and preferred stock will receive their new Chiquita securities shortly. Holders of Chiquita's old subordinated debentures and common stock will need to submit their old certificates with a letter of transmittal in order to receive their new securities. The Company will begin sending letter of transmittal forms to these holders tomorrow.

Further information about the terms of the Pre-Arranged Chapter 11 Plan of Reorganization can be found on the Company's website at www.chiquita.com or at
                                                        -----------------
www.bmccorp.net.
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Chiquita is a leading international marketer, producer and distributor of quality fresh fruits and vegetables and processed foods.

This press release contains certain statements that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, including the continued maintenance of the reforms agreed to by the U.S. and EU regarding the EU's banana import regime, the continuing availability of sufficient borrowing capacity or other financing to fund operations, capital spending and working capital requirements, the prices at which Chiquita can sell its products, the availability of and costs at which it can purchase or grow fresh produce and other raw materials, currency exchange rate fluctuations, natural disasters and unusual weather conditions, operating efficiencies, labor relations, actions of governmental bodies, and other market and competitive conditions, many of which are beyond the control of Chiquita. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the Company undertakes no obligation to update any such statements.


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FOR FURTHER INFORMATION, PLEASE CONTACT:
Jeff Zalla, Vice President, Corporate Communications (513) 784-8183, or William T. Sandstrom, Director of Investor Relations (513) 784-6366